Exhibit 99.1

4Front Ventures Reports Fourth Quarter and Full Year 2022 Financial Results

Systemwide Pro Forma Revenue of $139.4 million for FY 2022 and $35.6 million for Q4 2022, representing a 6% YoY increase for each

FY 2022 Adjusted EBITDA of $27.7 million as compared to $33.9 million in FY 2021

Strengthened balance sheet with cash totaling $15.2 million as of year-end

Acquired, opened, or upgraded cultivation and manufacturing facilities across the platform to reach an industry-leading standard

Fortified best-in-class management team

Achieved positive operational cash flow as of March 2023

Signed definitive documents to acquire third retail license in Illinois

PHOENIX, March 30, 2023 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its financial results for the fourth quarter ("Q4 2022") and full year ended December 31, 2022 ("FY 2022"). All financial information is presented in U.S. dollars unless otherwise indicated.

FY 2022 Highlights

  Systemwide Pro Forma Revenue increased 6% year-over-year to $139.4 million
  GAAP revenue increased 13% year-over-year to $118.5 million
  Adjusted EBITDA of $27.7 million as compared to $33.9 million for the year ended 2021 ("FY 2021")
  Cash totaled $15.2 million as of December 31, 2022

Q4 2022 Highlights

  Systemwide Pro Forma Revenue increased 6% year-over-year to $35.6 million
  GAAP revenue increased 11% year-over-year to $31.6 million

Systemwide Pro Forma Revenue and Adjusted EBITDA are Non-GAAP measures. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

Management Commentary

Leo Gontmakher, Chief Executive Officer of 4Front, said: "Despite the challenging and unpredictable operating environment for cannabis in 2022, I could not be prouder of our team for remaining focused on controlling what we could control. We left the year with a stronger balance sheet, a highly experienced management team, and enhanced operating assets to drive significant shareholder value over the next 12 months."

"During the year we bolstered our competitive position in Massachusetts and California with the acquisitions of New England Cannabis Company, Island Cannabis Co., and Bloom Farms, and substantially completed all funded capital improvements throughout our operational footprint to a consistent, industry-leading standard. We have taken the proprietary cultivation and processing techniques we acquired from New England Cannabis Company and implemented them across our core markets, creating an unrivaled, nationwide blueprint of industry-leading SOPs.  We have also made substantial additions to our operating team, including Chris Wimmer as General Counsel, Keith Adams as CFO, and Brandon Mills and Ray Landgraf, respectively taking on operating responsibility for the entire footprint. With this bench strength, we are confident in our ability to continue to execute on our growth strategy."

"In Illinois, construction at our Matteson facility is anticipated to conclude in April and operations will commence upon activation of the power supply, which is expected in the third quarter. Additionally, we are pleased to announce we signed definitive documents to acquire a third retail license in the state to support our growing operations. The introduction of our full diverse and unique product range to Illinois customers, and adding to our existing flower and pre-roll products, is expected to provide significant traction as we continue to build market share in the state. With these pieces in place, we are ideally positioned to double the size of our company in Illinois alone over the next 24 months."

"We completed the year with an enhanced balance sheet of $15.2 million in cash. We also continue to make appropriate moves to tighten our cost structure, which allows us to leave the month of March generating positive cash flow from operations. Both of these actions allow the Company to drive its strategic growth plans in what remains a tight capital environment."

Gontmakher concluded, "As we look towards the future, we are excited about how our company is positioned and the prospect of a better operating environment with the possibility of regulatory changes at the federal level. While we continue to navigate this incredibly challenging industry and economic backdrop, we remain focused on generating free cash flow, growing our topline, prudently managing operating costs to maximize shareholder value, and providing high-quality cannabis products to our customers."

Q4 2022 Operational Highlights

  Continued to outperform in Massachusetts with a record increase in annual revenue of ~20% and market share growth of ~30%, following the debut of four new brands and several product launches in the state over the course of FY 2022. After being introduced in the third quarter of 2022 ("Q3 2022"), Island flower represented approximately 23% of total flower sales and 21% of total pre-roll sales in Massachusetts from September to December 2022. Additionally, Crystal Clear concentrates disposable pen sales increased ~41% year-over-year. The Company's success in Massachusetts can be attributed to the increase in quality of flower following the acquisition of New England Cannabis Corporation in early 2022, with over one third of flower testing above 30% THC and another one third testing between 25 to 29% THC.
  Expanded Island offering in Massachusetts with launch of multiple new flower lines, after the success of the brand's initial debut of packaged flower in Q3 2022. The Company launched Island Mini Prerolls, offered in both classic and infused formats and Classic Single Prerolls, in addition to new packaging and sizes for the 11 exclusive, previously launched Island strains of flower. The flower lines are available at Mission Dispensaries, partner dispensaries across the state, and by delivery through Eaze.
  Strengthened balance sheet, after completing FY 2022 with $15.2 million in cash. With the current cash balance, the Company is positioned to operate its current footprint without the need for additional capital.

Subsequent Events

  Achieved positive operational cash flow as of March 2023, driven by financial discipline, an optimized supply chain, strong cash flow management, and operational achievements.
  Signed definitive documents to acquire an adult use retail dispensary license in Chicago, furthering 4Front's retail expansion strategy and deepening its vertical operations in Illinois. The Company is also in discussions to acquire additional retail dispensary licenses in the state to reach the maximum allowable balance of 10.
  Completion of construction of 4Front's Matteson, Illinois cultivation and production facility expected in April, including approximately 43,000 square feet of a total 67,000 square feet of flowering canopy and 70,000 square feet of manufacturing space, for a total of 250,000 square feet. Operations are expected to commence as soon as access to full facility power has been fulfilled.
  Expanded brand portfolio and product suite with the launch of 1988 in Massachusetts, a line of flavored, tobacco-free blunts showing reverence for "1988" Hip-Hop culture. Available in five flavorful strains, the filterless, slow-burning 1 gram blunts are packed with the Company's top-tier flower and rolled in tobacco-free blunt cones. The line is now available in Massachusetts at Mission dispensaries and is expected to launch in Illinois and roll out to partner dispensaries across both states later in 2023.
  Strengthened board of directors with appointment of Kris Krane, 4Front Co-Founder and former President of Mission Dispensaries. Krane, regulatory and business strategist, and cannabis industry veteran has served as a strategic advisor to the Company after stepping down from his role in 2021.

Q4 and FY 2022 Financial Overview

Systemwide Pro Forma Revenue was $35.6 million for Q4 2022, up 6% from the fourth quarter of 2021 ("Q4 2021"), and $139.4 million for FY 2022, an increase of 6% from the prior year. GAAP revenue was $31.6 million for Q4 2022, up 11% from Q4 2021, and $118.5 million for FY 2022, up 13% from FY 2021.

Adjusted EBITDA was $27.7 million for FY 2022, representing an Adjusted EBITDA margin of 20%

As of December 31, 2022, the Company had $15.2 million of cash and $49.8 million of related-party long-term debt not due until May 2024. As of March 30, 2023, the Company has 642,140,067 subordinate voting shares outstanding.

Conference Call

The Company will host a conference call and webcast today, Thursday, March 30, 2023, at 5:00 p.m. ET to review its financial and operating results and provide an update on current business trends.

Date:	Thursday, March 30, 2023

Time:	5:00 p.m. Eastern Time

Webcast:	Register

Dial-in:	1-888-664-6392 (North America Toll-Free)

The conference call will be available for replay by phone until April 13, 2023, at 1-888-390-0541, replay code: 602227#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front's Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT) (OTCQX: FFNTF) is a national, vertically integrated multi-state cannabis operator who owns or manages operations and facilities in strategic medical and adult-use cannabis markets, including California, Illinois, Massachusetts, Michigan, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

4FRONT VENTURES CORP.
Consolidated Balance Sheets

(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash	$15,190	$22,581
Accounts receivable, net	7,391	1,946
Other receivables	77	289
Current portion of lease receivables	3,810	3,630
Inventory	25,592	20,087
Current portion of notes receivable	—	109
Prepaid expenses and other assets	1,207	2,232
Total current assets	53,267	50,874
Property, plant, and equipment, net	56,906	42,633
Lease receivables	5,611	6,748
Intangible assets, net	30,927	26,246
Goodwill	53,955	23,155
Right-of-use assets	138,451	100,519
Deposits	5,615	5,364
TOTAL ASSETS	$344,732	$255,539
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$12,701	$2,131
Accrued expenses and other current liabilities	14,265	9,411
Taxes payable	36,577	23,968
Derivative liability	—	3,502
Current portion of contract liabilities	369	—
Current portion of convertible notes	—	2,784
Current portion of lease liability	4,479	3,629
Current portion of notes payable and accrued interest	9,059	3,413
Total current liabilities	77,450	48,838
Convertible notes	14,843	14,641
Notes payable and accrued interest from related party	49,807	48,266
Long term notes payable	10,456	1,709
Long term accounts payable	1,362	1,200
Contract liabilities	2,000	—
Contingent consideration payable	—	2,393
Construction finance liability	16,000	—
Deferred tax liability	8,278	7,849
Lease liability	136,185	93,111
TOTAL LIABILITIES	316,381	218,007
SHAREHOLDERS' EQUITY
Equity attributable to 4Front Ventures Corp.
Subordinate Voting Shares (no par value, unlimited shares authorized, 643,416,275 and 594,181,604 shares issued and outstanding as of December 31, 2022 and 2021, respectively)	304,602	274,120
Additional paid-in capital	59,411	52,197
Deficit	(335,755)	(288,857)
Non-controlling interest	93	72
TOTAL SHAREHOLDERS' EQUITY	28,351	37,532
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$344,732	$255,539

4FRONT VENTURES CORP.
Consolidated Statements of Operations

(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	For the Years Ended December 31,
	2022	2021
REVENUE
Revenue from sale of goods	$106,217	$93,387
Real estate income	12,360	11,179
Total revenues	118,577	104,566
Cost of goods sold	(77,426)	(55,170)
Gross profit	41,151	49,396
OPERATING EXPENSES
Selling and marketing expenses	23,908	20,478
General and administrative expenses	31,677	27,609
Depreciation and amortization	3,188	5,102
Equity based compensation	7,214	10,081
Transaction and restructuring related expenses	2,157	—
Impairment of goodwill and intangible assets	13,184	—
Total operating expenses	81,328	63,270
Loss from operations	(40,177)	(13,874)
Other income (expense)
Interest income	32	15
Interest expense	(12,685)	(13,704)
Change in fair value of derivative liability	3,502	832
Loss on lease termination	—	(1,210)
Loss on disposal	(609)	—
Gain (loss) on litigation settlement	(250)	3,768
Other	13,217	(185)
Total other income (expense), net	3,207	(10,484)
Net loss before income taxes	(36,970)	(24,358)
Income tax expense	(9,907)	(13,931)
Net loss	(46,877)	(38,289)
Net income (loss) attributable to non-controlling interest	21	20
Net loss attributable to shareholders	$(46,898)	$(38,309)
Basic and diluted loss per share	$(0.07)	$(0.06)
Weighted average number of shares outstanding, basic and diluted	632,951,141	590,998,816

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures such as Systemwide Pro Forma Revenue and Adjusted EBITDA. These measures do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. 4Front defines Systemwide Pro Forma Revenue as total revenue plus revenue from entities with which the Company has a consulting contract, or effectively similar relationship (net of any consulting fee or effectively similar revenue) but does not consolidate the financial results of per U.S. GAAP ASC 810. 4Front considers this measure to be an appropriate indicator of the growth and scope of the business.

Adjusted EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization less share-based compensation expense and one-time charges related to acquisition, financing related costs, and other non-recurring expenses. 4Front considers these measures to be an important indicator of the financial strength and performance of our business.

Systemwide Pro Forma Revenue Reconciliation for the Year Ended December 31, 2022
($ in 000's)

Revenue (GAAP)	$118,577
Less: Managed Asset Income	12,360
Plus: Systemwide Revenue Adjustment	33,144
Systemwide Pro Forma Revenue (non-GAAP)	$139,361

Forward Looking Statements

Statements in this news release that are forward looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front Ventures' periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions, are forward-looking statements.

Forward looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front Ventures, statements regarding when or if transactions will close or if and when required conditions to closing are attained, the completion of construction projects, the Company's ability to increase revenue and market share and become cash-flow positive, the impact of transactions on the business of 4Front, and other statements regarding future developments of the business. Although 4Front Ventures has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward looking statements, there can be other factors that cause results, performance, or achievements not to be as anticipated, estimated, or intended, including but not limited to closing conditions, regulatory and permitting approvals, changes in laws or enforcement of existing laws, limited operating history, reliance on management, requirements for additional financing, competition, limits on market growth and state adoption due to inconsistent public opinion and perception of the medical-use and adult-use marijuana industry, and political change.

There can be no assurance that such information will prove to be accurate or that management's expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward looking statements may differ materially from actual results or events.

Accordingly, readers should not place undue reliance on forward looking statements. The forward looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law, and 4Front does not assume any liability for disclosure relating to any other company mentioned herein.

View original content to download multimedia:https://www.prnewswire.com/news-releases/4front-ventures-reports-fourth-quarter-and-full-year-2022-financial-results-301786422.html

SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/March2023/30/c0108.html

%CIK: 0001627883

For further information: 4Front Investor Contacts: Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602 633 3067; Courtney Van Alstyne, MATTIO Communications, courtney@mattio.com, 647 548 9032; 4Front Media Contacts: Ellen Mellody, MATTIO Communications, ellen@mattio.com, 570 209 2947

CO: 4Front Ventures Corp.

CNW 16:30e 30-MAR-23